Exhibit 10.37.1

Amendment to
Executive Employment Letter

This Amendment (“Amendment”) to that certain Employment Letter Agreement, dated as of April 23, 2006, by and between ICO Global Communications (Holdings) Limited and Craig Jorgens (“Agreement”) is made as of the 30th day of December, 2008 (“Effective Date”) by and between ICO Global Communications (Holdings) Limited (“ICO”), and Craig Jorgens (“Executive”), ICO and Executive each a “Party” and collectively, the “Parties”).  Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

In consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.0	Exhibit A. Exhibit A attached hereto, is incorporated into the Agreement.

2.0	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.0	Continuing Effect. With the exception of this Amendment, the remaining provisions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

ICO Global Communications (Holdings) Limited		Craig Jorgens

/s/ J. Timothy Bryan		/s/ Craig Jorgens
By:	J. Timothy Bryan	By:	Craig Jorgens
Title:	Chief Executive Officer

Exhibit A

The language in Section 1.1 below is hereby added to the Agreement:

1.1	Section 409A; Deferred Compensation.

1.1.1
Delay in Payment.  Notwithstanding anything in the Agreement to the contrary, if Executive is deemed by ICO at the time of Executive’s “separation from service” with ICO to be a “specified employee,” any non-exempt deferred compensation which would otherwise be payable hereunder shall not be paid until the date which is the first business day following the six-month period after Executive’s separation from service (or if earlier, Executive’s death).  Such delay in payment shall only be effected with respect to each separate payment of non-exempt deferred compensation to the extent required to avoid adverse tax treatment to Executive under Section 409A.  Any payments or benefits not subject to such delay shall be paid pursuant to the time and form of payment specified above.  Any compensation which would have otherwise been paid during the delay period shall be paid to Executive (or his beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

1.1.2
Key Definitions.  For purposes of the Agreement, the term “termination of employment” shall mean “separation from service” and the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to such terms pursuant to Section 409A.

1.1.3
Interpretation.  The parties intend that all payments or benefits payable under the Agreement will not be subject to the additional tax imposed by Section 409A of the Code, and the provisions of the Agreement shall be construed and administered consistent with such intent.  To the extent such potential payments could become subject to Section 409A of the Code, ICO and Executive agree to work together to modify the Agreement to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that ICO shall not be required to provide any additional compensation or benefits.

1.2	Base Salary and Annual Bonus. The section entitled “Base Salary and Annual Bonus” in the Agreement is amended to add the following language at the end of this section:

“The amount payable for tax preparation assistance provided under this section shall be paid to Executive on or before December 31 of the calendar year following the calendar year in which Executive incurred the eligible expenses.  The amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year.  The right to reimbursement shall not be subject to liquidation or exchange for another benefit.”

1.3	Termination: Without Cause. The language in the “Termination Without Cause” section of the Agreement is hereby amended as follows:

The first bullet after the sentence that begins with “In addition, ICO will provide you with the following severance benefits…” is hereby deleted and replaced in its entirety with the following:

•
“continuation of your base salary then in effect, for a period of six (6) months (“Severance Period”), which shall be paid in equal installments on the same date that ICO makes its normal payroll payments in accordance with ICO’s payroll practices in effect on the date Executive separates from service, except to the extent the six-month delay in payment requirement of Section 409A applies.  The continuation of benefits for the six (6) month period shall consist of the following ICO provided benefits in the amount determined immediately prior to Executive’s separation from service: medical and dental.  Each installment shall be considered a separate payment for purposes of Section 409A.  The first installment shall be made on the first pay date that follows the date after Executive has separated from service and has executed and not revoked the release of claims against ICO and the release is no longer revocable, provided such date occurs within sixty (60) days following Executive’s separation from service.”